Exhibit 10.2

Global Crossing

June 1, 2007

Mr. Hector Alonso

REDACTED

Re: Employment with Impsat Argentina S.A. (the “Company”)

This letter agreement (this “Agreement”) sets forth the terms and conditions of the offer of employment made to you by the Company, and shall become effective as of the completion of the acquisition (the “Acquisition”) of IMPSAT Fiber Networks, Inc. (“IFN”) by an affiliate of Global Crossing Limited (“GCL”). As we have discussed, the terms and conditions of your employment shall be as follows:

1-Position:

1.1 Position with Company- Commencing on the first business day following the consummation of the Acquisition (May 9, 2007 or the “Commencement Date”), you shall be employed by the Company accordance with the terms hereof in the position of Managing Director Latin America and your primary office will be located in Buenos Aires, Argentina.

1.2 Position with Affiliates- In addition you may hold from time to time such other officer and director positions with the Company affiliates during your employment by the Company as so requested by affiliates of the Company and as agreed by you, with the understanding that no incremental compensation or benefits shall be paid or earned for such positions. As of the date hereof, you have agreed to such officer and director positions with affiliates of the Company as set forth in Exhibit 1 hereto.

2-Compensation/Benefits:

2.1 Base Salary: Your annual base salary shall be Three Hundred Seventy Five Thousand U.S. Dollars (U.S. $375,000) which shall be paid (unless mutually agreed otherwise by you and the Company) in Argentine pesos. The annual base salary shall be paid by the Company in thirteen (13) equal monthly installments (with the thirteenth installment to be payable 50% in the months of June and December), net of all applicable withholdings and other taxes and in accordance with applicable law and Company policies and procedures. For the purposes of payment of your base salary and any other amounts due hereunder in Argentine Pesos that are to be calculated by reference to U.S. Dollar amounts or equivalents, the Company shall use the exchange rate between the Argentine Peso and the U.S. Dollar on the first business day of May or November, whichever is immediately prior to the date on which payment is due, as published by the Central Bank of the Republic of Argentina; provided that on the first salary payment date after May 1 and November 1 in each year, an adjustment shall be made to the amount paid to you equal to the difference between the amount of salary actually paid during the prior six months and the amount that would have been paid if actual exchange rates between the Argentine Peso and the U.S. Dollar on the salary payment dates were used to calculate the payments.

2.2 Annual Bonus: You will be eligible to participate in the Global Crossing Annual Bonus Program (the “Annual Bonus Program”) offered each year as a GC-8 level employee. For each of the years (a) 2007 and 2008, the bonus eligibility percentage at target will be fifty percent (50%) of your annual base salary; and (b) 2009 and thereafter, the bonus eligibility percentage at target will be set at a percentage that is comparable to that provided to executives of Global Crossing of comparable level; provided however that the Annual Bonus Program (and all decisions with respect to terms, conditions and amounts paid thereunder) shall be determined by the Compensation Committee and Board of Directors of GCL from time to time in their sole discretion. Annual bonus awards under the Annual Bonus Program are usually determined based upon the achievement of certain financial performance targets by GCL and its consolidated subsidiaries, although the Compensation Committee and Board of Directors of GCL reserve the right to change the performance targets under the Annual Bonus Program or any other terms and conditions of the Annual Bonus Program from time to time. Your participation in the 2007 Annual Bonus Program will commence on the Commencement Date and any annual bonus payable thereunder will be pro-rated accordingly. All Annual Bonus Program payments which are paid in cash shall paid to you in Argentine pesos and all Annual Bonus program payments, whether paid in cash or stock, shall be net of all applicable withholdings and other taxes and in accordance with applicable law and Company policy and procedures. Your 2007 Annual Bonus Program payment that is expected to be paid in March, 2008 will include the additional amount of Eighty One Thousand Two Hundred Fifty U.S. Dollars (U.S. $81,250) and such amount will be paid regardless of whether any targets are met.

For the period from 1 January 2007 through the business day immediately prior to the Commencement Date (the “Interim Period”), you shall be eligible to participate in an annual bonus plan either (a) upon the terms and conditions adopted by the Board of Directors of IFN prior to the Commencement Date or, if no such plan is so adopted, (b) upon the terms and conditions adopted by the Board of Directors of IFN after the Commencement Date (in which case such program shall be modeled upon the IFN 2006 annual bonus plan and you shall have the same eligibility percentage at target as in such bonus plan). In either case, compensation (if any) shall be paid on the same date as payment under the 2007 Annual Bonus Program (currently expected (but subject to change) in March 2008), and shall be adjusted for the number of days in the Interim Period. All decisions with respect to terms, conditions (including without limitation targets and payout tables and eligibility criteria) and amounts paid under this paragraph for the Interim Period shall be determined by the Compensation Committee and Board of Directors of GCL from time to time in their sole discretion. All payments paid under this paragraph for the Interim Period which are paid in cash shall paid to you in Argentine pesos and all payments under this paragraph for the Interim Period, whether paid in cash or stock, shall be net of all applicable withholdings and other taxes and in accordance with applicable law and Company policy and procedures.

2.3 Special One-Time Bonus: You will be eligible for a one-time special bonus in the amount of Five Hundred Sixty Eight Thousand Seven Hundred Fifty U.S. Dollars (U.S. $568,750) in the manner and under the terms of condition as set forth in Exhibit 2 attached hereto.

2.4 Conversion and Remittance Program: You will be eligible to participate at no cost in a program administered by a financial institution selected by the Company pursuant to which any Section 2.1, 2.2 and 2.3 cash payments that are paid in Argentine pesos (in full or in part as designated by you from time to time) shall be converted from Argentine pesos to US dollars and remitted to an account outside of Argentina designated by you, in all cases in accordance with applicable law and Company policy and procedures.

2.5 Employee Benefits: You will participate in Company employee benefit plans which are comparable to those in effect immediately prior to the Commencement Date and which are set forth in the disclosure schedules to the Agreement and Plan of Merger, dated as of October 25, 2006 (the “Merger Agreement”), among GCL, GC Crystal Acquisition, Inc., and IMPSAT Fiber Networks, Inc. Benefit plans are subject to change and as such your benefits will be updated accordingly. In addition, you will be eligible for five (5) weeks vacation per calendar year in accordance with Company policy and procedures.

2.6 Company Automobile- You will retain use of a Company automobile during your term of employment in accordance with Company policy attached hereto as Exhibit 3.

2.7 Payments Due Upon Termination of Employment Under Applicable Law:

You shall be entitled to all amounts and benefits required under Argentine law to be paid upon termination (for any reason whatever) of employment (“Argentine Severance”) and you hereby disclaim (to the fullest extent permitted under applicable law) any and all rights to severance due under employment and other policies in effect from time to time of the Company or any of its affiliates.

3-Termination:

Your employment with the Company shall be at will and may be terminated by the Board of Directors of the Company with or without cause at any time in its sole discretion provided that your rights upon termination for payments set forth in Sections 2.3 and 2.7 and Exhibit 2 shall be in accordance with the terms thereof.

4-Representation:

4.1 Effective as of the Commencement Date, you acknowledge and agree that (a) you are not aware of any claims against the Company or any of its affiliates for any liabilities or other amounts due to you, including any claims for amounts due under prior years’ bonus plans and (b) your execution of this Agreement demonstrates your intent to replace any and all existing employment and/or compensation agreements, arrangements or work assignments with the Company, including but not limited to the items listed on Exhibit 4, with this Agreement; provided however that nothing in this Section 4.1 shall be deemed to be a waiver of your rights or obligations under either (a) Section 4.7 of the Merger Agreement and (b) the Certificate of Incorporation and Bylaws of IFN (as both exist on the date immediately prior to the Commencement Date), all of which shall survive in accordance with the terms thereof.

4.2 You agree that your salary of Three Hundred Seventy Five Thousand US Dollars ($375,000) from the Company represents full compensation for all services performed in Argentina, it being agreed that such amount may change from time to time as your base salary is changes as a result of agreements with the Company. You agree that your total years of service for the Company (and its affiliates and predecessors) for Argentine severance law calculation purposes is fourteen (14) years. You agree that the Management Incentive Plan payment received by you is not to be included in the calculation of your severance payment under Argentine law.

5-Governing Law: Exhibits

5.1 The validity and effect of this agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the laws of Argentina without regard for any provisions thereof as to conflict of laws.

5.2 Each of the parties hereto irrevocably submits to the exclusive jurisdiction and venue of the courts located in the city of Buenos Aires in connection with any suit, action or proceeding arising out of or relating to this agreement.

5.3 Attached hereto are the following Exhibits which form part of this Agreement.

Exhibit 1 - Officer and Director Positions with GCL Affiliates

Exhibit 2 - Special One-Time Bonus

Exhibit 3 - Company Automobile Policy

Exhibit 4 - Certain Released Employment and/or Compensation Agreements and Arrangements

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Impsat Argentina S.A.

By:	/s/ Marc Aron
Title:	Authorized Signatory

Agreed and Accepted:

/s/ Hector Alonso		Dated: 11 July 2007

Exhibit 1

Officer and Director Positions with GCL Affiliates

(Hector Alonso)

Delaware (Impsat Fiber Networks, Inc)

Managing Director Latin America

Director

ARGENTINA (IMPSAT Sociedad Anónima)

Vice President of Board of Directors

Director

CHILE (IMPSAT CHILE S.A.)

Director

ECUADOR (IMPSATEL DEL ECUADOR S.A.)

Vice President

PERU (IMPSAT PERU S.A.)

Director

URUGUAY (CORLEW INVESTMENT S.A.)

Vice President of Board of Directors

Director

URUGUAY (DEASON INVESTMENT S.A.)

Vice President of Board of Directors

Director

VENEZUELA (IMPSAT TELECOMUNICACIONES S.A.)

Vice President of Board of Directors

Regular Director

Exhibit 2

Special One-Time Bonus

Exhibit 2 - Terms of Special Bonus

Special Bonus

This bonus opportunity is being provided to encourage you to provide executive continuity to maximize the benefits of GCL’s acquisition of IFN.

You will be eligible to earn a maximum bonus of Five Hundred Sixty-Eight Thousand Seven Hundred Fifty U.S. Dollars (U.S. $568,750) (the “Total Bonus Amount”) from the Company in accordance with this Exhibit 2, which bonus may be paid in cash, shares of GCL (at the per share closing price of GCL common stock on the applicable vesting date) or a combination of shares and cash. All cash payments shall be paid in Argentine pesos. For the purposes of payment of the cash portion of the Total Bonus Amount in respect of any amounts due hereunder in Argentine pesos that are to be calculated by reference to U.S. Dollar amounts or equivalents, the Company shall use the exchange rate (as reasonably determined by GCL’s Chief Financial Officer) between the Argentine peso and the U.S. Dollar.

The Total Bonus Amount will be divided into: Time Based Component of Two Hundred Forty- Three Thousand Seven Hundred Fifty U.S. Dollars (U.S. $243,750) and Performance Based Component of Three Hundred Twenty-Five Thousand U.S. Dollars (U.S. $325,000).

Time Based Component

The Time Based Component will vest on the earlier of (a) the 7.5 month anniversary of the Commencement Date and (b) the Termination Without Cause Date, in the amount of Two Hundred Forty-Three Thousand Seven Hundred Fifty U.S. Dollars (U.S. $243,750). Payment will be made on the first payroll cycle following the applicable vesting; provided however that notwithstanding anything to the contrary herein, should your employment be terminated for Cause then all rights (as of the date of such termination) to the Time Based Component of the Special Bonus (accrued or otherwise) shall be immediately forfeited. The term “Cause” shall have the meaning set forth in Section 2(d) of the 2003 Global Crossing Limited Stock Incentive Plan.

Performance Based Component

The Performance Based Component will be payable by August 31, 2008, based on the achievement of certain performance metrics (EBITDA, Capital Expenditures and Adjusted Gross Margin), each as defined below. The performance period will be July 1, 2007 through June 30, 2008. Results will be determined by the Chief Financial Officer of GCL in such officer’s reasonable discretion, calculated in US dollars (using appropriate exchange rates) and the final performance will be the sum of 4 quarters of the legacy Impsat business (3Q 2007, 4Q 2007, 1Q 2008 and 2Q 2008). In calculating payouts under the Performance Based Component, the Chief Financial Officer may, in the exercise of his reasonable discretion, adjust financial calculations to account for extraordinary events or circumstances. In the event that your employment is terminated for any reason prior to June 30, 2008, you shall not be entitled to receive any portion of the Performance Based Component.

The performance metrics (and certain definitions used in the calculation of the Performance Based Component) are as follows:

Definitions

“Adjusted Gross Margin”: revenue minus cost of access.

“Capital Expenditures”: the change in gross PP&E on the balance sheet for the given period.

“EBITDA”: operating income (loss) plus depreciation expense and amortization expense related to goodwill and other intangible assets. EBITDA is also further defined in our SEC filings.

“Impsat”: Impsat Fiber Networks, Inc. and each of its subsidiaries as of the Commencement Date.

Performance Metrics & Payout Table

Dollars in Millions

Objective	Weight	Threshold		Target		Maximum
EBITDA	40%	$	[redacted]+A	$	[redacted]+B	$	[redacted]+C
Capital Expeditures	20%	$	[redacted]+D	$	[redacted]+E	$	[redacted]+F
Adjusted Gross Margin	40%	$	[redacted]+G	$	[redacted]+H	$	[redacted]+I
Payout			90%		100%		110%

Financial Footnotes:

-	For calculation of performance, incentive compensation and stock compensation will be assumed at budgeted levels.

-	EBITDA excludes any costs/fees & proceeds associated with any funding activities.

-	The impact of acquisitions, dispositions, and other extraordinary items may be excluded by the Chief Financial Officer of GCL in such officer’s reasonable discretion.

-	Initial interest payment associated with Impsat bonds ($11M in August) assumed not included (assumed paid in ROW).

-	Cash impact from the purchase transaction (debt payoffs, etc.) are not included.

-	Variables A-I will be set by the Chief Financial Officer of Global Crossing based on projected 1Q 2008 and 2Q 2008 performance as determined as part of the 2008 financial planning and commitment process.

Payment of each goal is calculated independent of the other. Straight line interpolation will apply for results attained between threshold and maximum. No payment will be made for performance below threshold and no payment will be greater than maximum level regardless of performance results greater than maximum performance.

Exhibit 3

POLICY FOR COMPANY CARS

A)	TO WHOM THIS BENEFIT APPLY:

-Only positions to whom this benefit apply are the following:

➢	GCLatam Managing Director

➢	GCLatam SVP Sales and Products and Marketing

➢	GCLatam Network Operations

B)	DESCRIPTION OF THE BENEFIT:

-Company provides a Company’s car with the following characteristics:

➢	Value at the purchasing time up to a maximum of u$s 30,000 or equivalent in local currency.

➢

Those and maximum amounts that can not be understood as the part that the company pays for the acquisition of the vehicle for the executive. In other words, company does not accept that a car provided partially for the company could has a value higher than u$s 30,000 or equivalent in local currency.

-Company will reimburse to the individual all the gas expenses for each car with the following characteristics:

➢	Weekly gas expenses of up to u$s 40 or equivalent in local currency.

➢	Executive could pay the expense up to that maximum using Company corporate credit card.

C)	RULES TO ADMINISTER THE BENEFIT:

➢	Because cars are GCLatam assets, all payments belonging to insurance, maintenance, taxes will be paid by the company.

➢

Cars will be renewed by GCLatam for other cars alter 5 years of usage or 160,000 kilometers, whichever occurs first. GCLatam does not assume any irrevocable compromise to replace the car for other vehicle with the same characteristics and the same purchasing value.

➢

If any of the executives for any reason end its employment relationship with the Company, the car will be returned to the company unless a different agreement is reached at the termination of the relationship.

➢	This Benefit can be modified, improved or terminated by GCLA in any moment at its own discretion.

Exhibit 4

Certain Released Employment and/or Compensation Agreements and Arrangements

¡	IMPSAT Fiber Networks, Inc. 2003 Stock Incentive Plan and forms of award agreement thereunder

¡	IMPSAT Fiber Networks, Inc. Management Incentive Plan

¡	IMPSAT Fiber Networks, Inc. Executive Incentive Bonus Plan

¡	Letter Agreement entered into with IMPSAT Fiber Networks, Inc., as of March 25, 2003

¡	2006 Impsat Annual Bonus Plan and annual bonus plans for all other years

¡

Any other short-term or long-term bonus or other incentive plan, program, policy or other arrangement (including, without limitation, any incentive awards established by the Compensation Committee and disclosed on Form 8-K filed with the SEC on May 22, 2006).